Exhibit 23(j)1 under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Stock and Bond Fund:

We consent to the use of our report dated January 23, 2009, with respect to the financial statements of the Federated Stock and Bond Fund, a portfolio of Federated Stock and Bond, as of November 30, 2008, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP
Boston, Massachusetts
January 23, 2009